Exhibit 5.1 and 23.1

February 28, 2013

American Axle & Manufacturing Holdings, Inc.

American Axle & Manufacturing, Inc.

One Dauch Drive

Detroit, Michigan 48211

American Axle & Manufacturing Holdings, Inc.

American Axle & Manufacturing, Inc.

Registration Statement on Form S-3 ASR File No. 333-175508

$400,000,000 6.25% Senior Notes Due 2021

Ladies and Gentlemen:

We have acted as counsel to American Axle & Manufacturing, Inc., a Delaware corporation (“AAM Inc.”), in connection with the issuance and sale by AAM Inc. of a $400,000,000 aggregate principal amount of AAM Inc.’s 6.25% Senior Notes due 2021 (the “Notes”), subject to the terms and conditions set forth in the Underwriting Agreement dated February 14, 2013 (the “Underwriting Agreement”) among AAM Inc., American Axle & Manufacturing Holdings, Inc. (“Holdings”), AAM International Holdings, Inc., a Delaware corporation, AccuGear, Inc., a Delaware corporation, Colfor Manufacturing, Inc., a Delaware corporation, DieTronik, Inc, a Delaware corporation, Oxford Forge, Inc., a Delaware corporation (the “Delaware Guarantors”), MSP Industries Corporation, a Michigan corporation (the “Michigan Guarantor” and, together with the Delaware Guarantors and Holdings, the “Guarantors”) and the Underwriters named therein. The Notes are to be issued pursuant to an indenture dated as of November 3, 2011 (the “Indenture”) among AAM Inc., the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). The Notes will be guaranteed by the Guarantors pursuant to the guarantees (collectively, the “Guarantees” and together with the Notes, the “Securities”) as provided for in the Indenture.

In that connection, we have reviewed originals or copies of the following documents:

(a) The Underwriting Agreement.

(b) The Indenture.

(c) Form of certificate representing the Notes and Guarantees.

(d) Originals or copies of such other corporate records of AAM Inc., the Guarantors and AAM Inc.’s other subsidiaries, certificates of public officials and of officers of AAM Inc., the Guarantors and AAM Inc.’s other subsidiaries, and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

The documents described in the foregoing clauses (a) through (c) are collectively referred to herein as the “Documents.”

In our review of the Documents and other documents, we have assumed:

(a) The genuineness of all signatures.

(b) The authenticity of the originals of the documents submitted to us.

(c) The conformity to authentic originals of any documents submitted to us as copies.

(d) As to matters of fact, the truthfulness of the representations made in the Underwriting Agreement and the other Documents and in certificates of public officials and officers of AAM Inc. and the Guarantors.

(e) That each of the Documents is the legal, valid and binding obligation of each party thereto, other than AAM Inc. and the Guarantors, enforceable against each such party in accordance with its terms.

(f) That:

(i) the Michigan Guarantor is duly organized and has the power and authority (corporate or otherwise) to execute, deliver and perform, and has duly authorized, executed and delivered (except to the extent Generally Applicable Law is applicable to such execution and delivery), the Documents to which it is a party;

(ii) the execution, delivery and performance by the Michigan Guarantor of the Documents to which it is a party do not:

(A) contravene its certificate or articles of incorporation, by-laws or other organizational documents;

(B) except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to it; or

(C) result in any conflict or breach of any agreement or document binding on it; and

(iii) the execution, delivery and performance by each of AAM Inc., Holdings and the Delaware Guarantors of the Documents to which it is a party do not, except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to it.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to AAM Inc., the Documents or the transactions governed by the Documents, and for the purposes of our opinion below, the General Corporation Law of the State of Delaware with respect to the Company and the Delaware Guarantors. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to AAM Inc. and the Guarantors, the Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that the Securities have been duly authorized and executed by AAM Inc., Holdings and the Delaware Guarantors and, when authenticated by the Trustee in accordance with the Indenture and delivered and paid for as provided in the Underwriting Agreement, the Securities will be legal, valid and binding obligations of AAM Inc. and the Guarantors, enforceable against AAM Inc. and the Guarantors in accordance with their terms and entitled to the benefits of the Indenture.

Our opinion expressed above is subject to the effect of (a) any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers) and (b) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

Our opinion is limited to Generally Applicable Law, and we do not express any opinion herein concerning any other law.

This opinion letter is rendered to you in connection with the transactions contemplated by the Documents.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinions expressed herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Current Report on Form 8-K dated the date hereof filed by Holdings and incorporated by reference into the Registration Statement on Form S-3ASR (File No. 333-175508) filed by AAM Inc. and the Guarantors to effect the registration of the Securities under the Securities Act of 1933, as amended (the “Securities Act”) and to the use of our name under the heading “Legal Matters” in the prospectus and prospectus supplement constituting a part or deemed a part of such Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP

LLJ/JKM/NM/EC

JDW

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